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                              DELAWARE INVESTMENTS
                                 CODE OF ETHICS
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                                 CODE OF ETHICS
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                       DELAWARE MANAGEMENT BUSINESS TRUST

                           DELAWARE DISTRIBUTORS, L.P.

                         DELAWARE SERVICE COMPANY, INC.

                        DELAWARE MANAGEMENT TRUST COMPANY

                      DELAWARE INTERNATIONAL ADVISERS LTD.

                        DELAWARE CAPITAL MANAGEMENT, INC.

                  DELAWARE INVESTMENT RETIREMENT SERVICES, INC.

CREDO
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IT IS THE DUTY OF ALL EMPLOYEES, OFFICERS AND DIRECTORS TO CONDUCT THEMSELVES
WITH INTEGRITY, AND AT ALL TIMES TO PLACE THE INTERESTS OF THE SHAREHOLDERS FIRST. IN THE INTEREST OF THIS CREDO ALL PERSONAL SECURITIES TRANSACTIONS WILL BE CONDUCTED CONSISTENT WITH THE CODE OF ETHICS AND IN SUCH A MANNER AS TO AVOID ANY ACTUAL OR POTENTIAL CONFLICT OF INTEREST OR ANY ABUSE OF AN INDIVIDUAL'S POSITION OF TRUST AND RESPONSIBILITY. THE FUNDAMENTAL STANDARD OF THIS CODE IS THAT PERSONNEL SHOULD NOT TAKE ANY INAPPROPRIATE ADVANTAGE OF THEIR POSITIONS.

The Securities and Exchange Commission has adopted Rule 17j-1 under the Investment Company Act of 1940. This Rule makes it unlawful for certain persons, including any employee, officer or director of the Fund, in connection with the purchase or sale by such person of a security held or to be acquired(1) by the
Fund:

         (1) To employ any device, scheme or artifice to defraud the Fund;

         (2) To make to the Fund any untrue statement of a material fact or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances in which they are made, not misleading;

         (3) To engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Fund; or

         (4) To engage in any manipulative practice with respect to the Fund.

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(1)    A security is deemed to be "held or to be acquired" if within the most recent fifteen days it (i) is or had been held by the Fund or (ii) is being or had been considered by the Fund or its investment adviser for purchase by the Fund.

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The Rule also requires that the Fund and Delaware Management Business Trust shall adopt a written code of ethics containing provisions reasonably necessary to prevent persons from engaging in acts in violation of the above standard and shall use reasonable diligence and institution procedures reasonably necessary to prevent violations of the Code.

This Code of Ethics is being adopted by Delaware Management Business Trust ("DMBT") Delaware Management Business Trust ("DMST"), Delaware Distributors, L.P., Delaware Service Company, Inc., Delaware management Trust Company, Delaware International Advisers Ltd. ("International") and Delaware Capital Management, Inc. ("DCM"), Delaware Investment Retirement Services, Inc. ("DIRSI"), (collectively "Delaware") in compliance with the requirement of Rule 17j-1 and to effect its purposes, the purposes of the Credo set forth above, and the recommendations of the Investment Company Institute's Advisory Group on Personal Investing.

DEFINITIONS
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"AFFILIATED PERSON" means any employee of the Funds or any subsidiary of
Delaware Management Holdings, Inc. and any other person so designated by the Compliance Department.

"ACCESS PERSON" means any director, officer, general partner or advisory person of the Fund and shall include all Interested Directors, Portfolio Mangers, other Investment Personnel and all Advisory Persons.

"ADVISORY PERSON" mean (i) any employee, officer or interested director of Delaware, who in connection with his/her regular functions or duties, normally makes, participates in, or obtains current information regarding the purchase or sale of a security by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales and (ii) any natural person in a control relationship to any such company who regularly obtains current information concerning recommendations made with regard to the purchase or sale of a security by the Fund.

"INVESTMENT PERSONNEL" means portfolio managers, securities analysts and traders, and those personnel who provide information and advice to a portfolio manager or who help execute the portfolio manager's decisions.

A SECURITY IS BEING "CONSIDERED FOR PURCHASE OR SALE" OR IS "BEING PURCHASED OR SOLD" when a recommendation to purchase or sell the security has been made and communicated to the Order Room and with respect to the person making the recommendation, when such person seriously considers making or when such person knows or should know that another Advisory Person is seriously considering such a recommendation.

"BENEFICIAL OWNERSHIP" shall be as defined in Section 16 or the Securities Exchange Act of 1934 and the rules and regulations thereunder. Generally speaking, a person who, directly or indirectly, through any contract, arrangement understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in a security, is a "beneficial owner" of the security. For instance:

         - A person is normally regarded as the beneficial owner of securities held by members of his or her immediate family sharing the same household; and

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         -        Ownership of derivative securities such as options, warrants or convertible securities which confer the right to acquire the underlying security at a fixed price constitutes beneficial ownership of the underlying security itself.

"CONTROL" shall mean investment discretion in whole or in part of an account regardless of beneficial ownership. Such as an account for which a person has power of attorney or authority to effect transactions.

"SECURITY" shall have the meaning as set forth in Section 2(a)(36) of the Investment Company Act of 1940, except that it shall not include securities issued or guaranteed by the government of the United States or by any of it's federal agencies, bankers' acceptances, bank certificates of deposit, commercial paper and shares of open-end registered investment companies.

The purchase, sale or exercise of a derivative security shall constitute the purchase or sale of the underlying security. However, the purchase or sale of the debt instrument of an issuer which does not give the holder the right to purchase the issuer's stock at a fixed price, does not constitute a purchase or sale of the issuer's stock.

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                              PROHIBITED ACTIVITIES
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AFFILIATED PERSONS, ACCESS PERSONS, INVESTMENT PERSONNEL AND PORTFOLIO MANAGERS
The following restrictions apply to all Portfolio Managers, Investment Personnel, Access Persons and Affiliated Persons. Access Persons include Interested Directors of the Funds.

(a) No Affiliated or Access Person shall engage in any act, practice or course of conduct, which would violate the provision of Rule 17j-1 set forth above.

(b) No Affiliated or Access Person shall purchase or sell, directly or indirectly, any security which to his/her knowledge is being actively considered for purchase or sale by Delaware; except that this prohibition shall not apply to:

         (A) purchases or sales that are nonvolitional on the part of either the Person or the Fund;

         (B) purchases which are part of an automatic dividend reinvestment plan;

         (C) purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extend such rights were acquired from such issuer, and sales or such rights so acquired;

         (D) other purchases and sales specifically approved by the President or Chief Executive Officer, with the advice of the General Counsel and the Compliance officer and deemed appropriate because of unusual or unforeseen circumstances. A list of securities excepted will be maintained by the Compliance Department.

(c) No Affiliated or Access Person may execute a buy or sell order for an account in which he or she has beneficial ownership or control until the third trading day following the execution of a Delaware buy or sell order in that same security.

(d) Despite any fault or impropriety, any Affiliated or Access Person who executes a buy or sell for an account in which he/she has beneficial ownership or control either (i) before the third trading day following the execution of a Delaware order in the same security, or (ii) when there are pending orders for a Delaware transaction as reflected on the Trader Order Scan, shall forfeit any profits made (in the event of purchases) or loss avoided (in the event of sales), whether realized or unrealized, in the period from the date of the personal transaction to the end of the proscribed trading period. Payment of the amount forfeited shall be made by check or in cash to a charity of the person's choice and a copy of the check or receipt must be forwarded to the Compliance Department.

(e) Each Affiliated or Access Person's personal transactions must be precleared by using the Personal Transaction Preclearance Form. The form must be submitted prior to entering any orders for personal transactions. Preclearance is only valid for the day the form is submitted. If the order is not executed the same day, the preclearance form must be resubmitted. Regardless of preclearance, all transactions remain subject to the provisions of (d) above.

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INVESTMENT PERSONNEL AND PORTFOLIO MANAGERS
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The following additional restrictions apply to all Investment Personnel and
Portfolio Managers.

(a) All Investment Personnel are prohibited from purchasing any initial public offering.

(b) All Investment Personnel are prohibited from purchasing any private placement without express PRIOR written consent by the Compliance Department. All private placement holdings are subject to disclosure to the Compliance Department. Any Investment Person that holds a private placement must receive permission from the Compliance or Legal Departments prior to any participation by such person in Delaware's consideration of an investment in the same issuer.

(c) Short term trading resulting in a profit is prohibited. All opening positions must be held for a period of 60 days, in the aggregate, before they can be closed at a profit. Any short term trading profits are subject to the disgorgement procedures outlined above and at the maximum level of profit obtained. The closing of positions at a loss is not prohibited.

(d) All Investment Personnel are prohibited from receiving anything of more than ADE MINIMIS value from any person or entity that does business with or on behalf of any fund or client. Things of value may include, but not be limited to, travel expenses, special deals or incentives.

(e) All Investment Personnel require PRIOR written approval from the Legal or Compliance Department before they may serve on the board of directors of any public company.

PORTFOLIO MANAGERS
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The following additional restrictions apply to Portfolio Managers

(a) No Portfolio Manager may execute a buy or sell order for an account for which he/she has beneficial ownership within seven calendar days before or after an investment company or separate account that he/she manages trades in that security.

(b) Despite any fault or impropriety, any Portfolio Manager who executes a personal transaction within seven calendar days before or after an investment company or separate account that he/she manages trades in that security, shall forfeit any profits made (in the event or purchases) or loss avoided (in the event of sales), whether realized or unrealized, in the period from the date of the personal transaction to the end of the prescribed trading period. Payment of the amount forfeited shall be made by check or in cash to a charity of the person's choice and a copy of the check or receipt must be forwarded to the Compliance Department.

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                                REQUIRED REPORTS

AFFILIATED PERSONS, ACCESS PERSONS, INVESTMENT PERSONNEL, PORTFOLIO MANAGERS AND DISINTERESTED DIRECTORS

The following reports are required to be made by all Affiliated Persons, Access Persons, Investment Personnel and Portfolio Managers. Access Persons, Investment Personnel and Portfolio Managers are Affiliated Persons by definition.

(a) All Affiliated Persons must disclose brokerage relationships at employment and at the time of opening any new account.

(b) All Affiliated Persons will direct their brokers to supply to the Compliance Department, on a timely basis, duplicate copies of all confirmation and statements for all securities accounts. (In the U.K., all contract notes and periodic statements)

(c) Each quarter, no later than the tenth day after the end of the calendar quarter, each Affiliated Person will submit to the Compliance Department a personal transaction summary showing all transactions in securities in accounts which such person has or acquires any direct or indirect beneficial ownership. Each Director who is not an interested person shall submit the quarterly reports only for transactions where at the time of the transaction the director knew, or in the ordinary course of fulfilling his official duties as a director should have known, that during the fifteen day period immediately preceding the date of the transaction by the director, such security was purchased or sold by the Fund or was being considered for purchase or sale by the Fund.

Every report will contain the following information:

     (i) the date of the transaction, the name and the number of shares and the principal amount of each security involved;

     (ii) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

     (iii) the price at which the transaction was effected;

     (iv) the name of the broker, dealer or bank effecting the transaction.

(d) If any security involved in a personal transaction is purchased or sold by a Fund within fifteen days of the personal transaction, the Compliance Department will request and the Affiliated person will provide additional information relating to the circumstances surrounding the personal transaction.

(e) All Affiliated Persons will certify annually that they have read and complied with this Code of Ethics and all disclosure and reporting requirements contained therein.

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INVESTMENT PERSONNEL AND PROTFOLIO MANAGERS
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In addition to the above reporting requirements, all Investment Personnel, which includes Portfolio Managers by definition, must disclose all personal securities holdings on commencement of employment and thereafter on an annual basis.

                            ADMINISTRATIVE PROCEDURES

(a) The Legal Department of Delaware will identify all Affiliated Persons, Access Persons, Investment Personnel and Portfolio Managers.

(b) The Legal Department shall promptly report to the President or Chief Executive Officer of Delaware Management Business Trust any apparent violations of the prohibitions or reporting requirements contained in this Code of Ethics. Such chief Executive Officer or President, or both in conjunction, will review the reports made and determine whether or not the Code of Ethics has been violated and shall determine what sanctions, if any, should be imposed.

When the Legal Department finds that a transaction otherwise reportable above could not reasonably be found to have resulted in a fraud, deceit or manipulative practice in violation of Rule 17j-1(a), it may, in it's discretion, lodge a written memorandum of such finding in lieu of reporting the transaction.

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